Exhibit 4(iv)

[LOGO OF CUNA MUTUAL GROUP] | CUNA MUTUAL GROUP                    Exhibit 4(iv)
        MEMBERS LIFE INSURANCE COMPANY                  ROTH IRA ENDORSEMENT TO:
        2000 Heritage Way, Waverly, Iowa 50677          SINGLE PREMIUM MODIFIED
        Phone: 800.798.6600                             GUARANTEED INDEX ANNUITY

CONTRACT NO.: ______________________   ENDORSEMENT EFFECTIVE DATE: _____________

OWNER: _____________________________   CITY & STATE: ___________________________

This endorsement is made part of the contract to which it is attached. In any conflict between the terms of this endorsement and any other section of the contract, this endorsement will govern. In this endorsement, MEMBERS Life Insurance Company will be called "we," "our" or "us." The annuitant/owner will be called "you," "your" or "yours." The contract is to be qualified as a Roth Individual Retirement Annuity ("IRA") under Section [SEC]408A of the Internal Revenue Code ("Code"). In order to maintain qualified status as a Roth IRA, the following terms and conditions are required to be met.

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                       ROTH INDIVIDUAL RETIREMENT ANNUITY
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EXCLUSIVITY, NONFORFEITABLE, NONTRANSFERABLE AND NONASSIGNABLE

This Roth IRA contract ("contract") is for your exclusive benefit or that of your beneficiaries. If this is an inherited IRA within the meaning of Code [SEC]408(d)(3)(C) maintained for the benefit of your designated beneficiary, references in this document to "you," "your" or "yours" are to you as the deceased. Your interest is nonforfeitable, and you must be both the owner and annuitant. A co-owner may not be designated. This contract is not transferable except to us on surrender or settlement. It may not be pledged as security for any purpose.

PREMIUM

A. MAXIMUM PREMIUM. The maximum premium under this contract for any tax year cannot exceed the lesser of:

   1. The aggregate amount of the premiums for this contract and contributions to all other individual retirement arrangements that you have or may create subject to the following limits, which are reduced by any regular contributions made to your nonRoth IRAs for that taxable year:
      a. $5,000 for taxable year 2008 and years thereafter adjusted for cost-of-living increases. After 2008, the adjusted limit will be determined by the Secretary of the Treasury for cost-of-living increases under Code [SEC]219(b)(5)(D). Such adjustments will be in multiples of $500; and
      b. If you are age 50 or older, the limits above are increased by $1,000 for taxable year 2006 and years thereafter.
   2. 100 percent of compensation.

The term "compensation":
   1. means wages, salaries, professional fees, or other amounts derived from or received for personal services actually rendered, including, but not limited to the following:
      a. commissions paid to sales personnel, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses;
      b. earned income, as defined in Code [SEC]401(c)(2) (reduced by the deduction the self-employed individual takes for contributions made to a self-employed retirement plan);
      c. any amount includible in your gross income under Code [SEC]71 with respect to a divorce or separation instrument described in subparagraph (A) of Code [SEC]71(b)(2);
      d. in the case of a married individual filing a joint return, the greater compensation of his or her spouse is treated as his or her own compensation, but only to the extent that such spouse's compensation is not being used for purposes of the spouse making an IRA contribution; or
      e.  any differential wage payments as defined in [SEC]3401(h)(2).
   2. does not include:
      a. amounts derived from or received as earnings or profits from property (including, but not limited to, interest and dividends);
      b. amounts not includible in gross income (determined without regard to [SEC]112); or

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      c.  any amount received as a pension or annuity or as a deferred compensation.

For purposes of this definition, Code [SEC]401(c)(2) will be applied as if the term "trade or business" includes service described in Code [SEC]1402 (c)(6).

The maximum premium limits do not apply to:

   1. a qualified rollover contribution of a distribution from an IRA that meets the requirements of Code [SEC]408(d)(3); or
   2. a recharacterization that meets the requirements of [SEC]1.408A-5 of the regulations.

If you were a participant in a Code [SEC]401(k) plan of a certain employer in bankruptcy described in Code [SEC]219(b)(5)(C) you may make an additional contribution of up to $3,000 for taxable years beginning after 2006 and before 2010 only. If you make these contributions, you may not make the increased catch-up contributions if you are age 50 or older.

You may also make additional contributions specifically authorized by statute - such as repayments of qualified reservist distributions, repayments of certain plan distributions made on account of a federally declared disaster and certain amounts received in connection with the Exxon Valdez litigation.

A qualified rollover contribution is a rollover contribution of a distribution from an eligible retirement plan described in [SEC]402(c)(8)(B). If the distribution is from an IRA, the rollover must meet the requirements of Code [SEC]408(d)(3), except the one rollover per year rule of [SEC]408(d)(3)(B) does not apply if the distribution is from an IRA other than a Roth IRA (a "nonRoth IRA"). If the distribution is from an eligible retirement plan other than an IRA, the rollover must meet the requirements of Code [SEC]402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3) or 457(e)(16), as applicable. A qualified rollover contribution also includes the following:
   1. All or part of a military death gratuity or servicemembers' group life insurance ("SGLI") payment may be contributed if the contribution is made within 1 year of receiving the gratuity or payment. Such contributions are disregarded for purposes of the one-rollover-per-year rule under [SEC]408(d)(3)(B).
   2. All or part of an airline payment (as defined in [SEC]125 of the Worker, Retiree, and Employer Recovery Act of 2008 ("WRERA"), Pub. L. 110-458) received by certain airline employees may be contributed if the contribution is made within 180 days of receiving the payment.

No contributions will be accepted under a SIMPLE IRA Plan established by an employer pursuant to Code [SEC]408(p). Also, no transfer or rollover of contributions made by a particular employer under its SIMPLE IRA Plan will be accepted prior to the end of the 2-year period starting with the date you first participated in that employer's SIMPLE IRA Plan.

If this is an inherited Roth IRA within the meaning of [SEC]408(d)(3)(C), no contributions will be accepted.

B. PREMIUM/CONTRIBUTION LIMITS

-------------------------------------------------------------------------------------------------
TAX FILING STATUS              FULL CONTRIBUTION     PHASE-OUT RANGE            NO CONTRIBUTION
-------------------------------------------------------------------------------------------------
Single or Head of              $95,000 or less       Between $95,000 and        $110,000 or more
Household                      modified AGI*         $110,000 modified AGI*     modified AGI*
-------------------------------------------------------------------------------------------------
Joint Return or Qualifying     $150,000 or less      Between $150,000 and       $160,000 or more
Widow(er)                      modified AGI*         $160,000 modified AGI*     modified AGI*
-------------------------------------------------------------------------------------------------
Married - Separate Return      $0                    Between $0 and $10,000     $10,000 or more
                                                      modified AGI*              modified AGI*
-------------------------------------------------------------------------------------------------

      * AGI = adjusted gross income

The maximum premium amount is further limited as follows:
   1. If your modified AGI for a taxable year is in the phase-out range (determined under the table above): (a) the maximum premium for that taxable year is rounded up to the next multiple of $10; or (b) is not reduced below $200. After 2006, the dollar amounts above will be adjusted by the Secretary of the Treasury for cost-of-living increases under Code [SEC]408A(c)(3). Such adjustments will be in multiples of $1,000.
   2. As defined in Code [SEC]408A(c)(3)(C)(i), modified AGI (for a taxable year), does not include any amount included in AGI as a result of a qualified rollover contribution .

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   3. You may recharacterize a regular contribution to a nonRoth IRA pursuant to the rules in [SEC]1.408A-5 of the proposed regulations as a regular contribution to this Roth IRA, subject to the above limits.

C. REFUND OF EXCESS CONTRIBUTIONS. If the premium received is in excess of the maximum premium, there may be a tax levied in each taxable year until the excess contribution is removed. You may avoid the tax by requesting one of the following options:

   1. you may request to receive the excess contributions as a refund; or

   2. you may apply the excess contributions toward any premium due for the next taxable year, if more than a single premium is allowed under your contract. Any amount greater than the next taxable year's premium will be refunded.

Your request must be made in writing on or before the date described by law (including extension of time) for filing the income tax return for that taxable year. If we are made aware of a premium payment in excess of the maximum premium and you do not exercise one of these options within the period allowed, the excess contributions will be refunded.

D. REFUND OF ANY OTHER PREMIUM OR DIVIDEND. Any other refund of premium or dividend will be: (1) applied, before the close of the calendar year following the year of the refund, toward the payment of future premiums or the purchase of additional benefits; or (2) paid in cash.

E. PAYMENT. Payment of premium under this contract must be made in cash.

DISTRIBUTIONS

A. PREMATURE DISTRIBUTIONS. Any distribution will be reported to the Internal Revenue Service ("IRS") as a premature distribution, and earnings may be subject to a tax in addition to income tax unless one of the following circumstances applies:
   1. the distribution is a part of a series of substantially equal periodic payments made no less frequently than annually for your life expectancy or joint life expectancies of you and your named beneficiary(ies);
   2. you are over age 59 1/2;
   3. the distribution occurs following your disability (within the meaning of Code [SEC]72(m)(7));
   4. the distribution to the beneficiary(ies) occurs following your death;
   5. the distribution occurs: (a) to pay health insurance premiums, if you receive state or federal unemployment compensation for at least twelve
      (12) consecutive weeks; or (b) to pay medical bills in excess of 7 1/2% of your AGI;
   6. first-time home purchase as described in Code [SEC]72(t)(8);
   7. qualified higher education costs as described in Code [SEC]72(t)(7); or
   8. qualified reservist distributions as described in Code [SEC]72(t)(2)(G).

To the extent allowed by federal regulation, any applicable charges outlined in the contract will apply to the amount withdrawn.

B. PAYMENTS TO YOU. If you are eligible to receive distributions under this contract, you may receive them as follows:
     1. full surrender;
     2. partial withdrawal; or
     3. as an irrevocable income payout option.

You will need to pay ordinary federal income tax on any nonqualified distribution of earnings. A nonqualified distribution is a distribution that occurs: (1) within five years of the year of the original contribution to the original Roth IRA; or (2) after five years if the distribution is not due to one of the following: (a) your death; (b) your disability; (c) your attainment of age 59 1/2; or (d) for the qualified expenses of a first-time home purchase.

All distributions will be made in accordance with the requirement of [SEC]401(a)(9) of the Code except the requirements of [SEC]401(a)(9)(A) and (G) of the Code, and the regulations thereunder. No amount is required to be distributed prior to your death. If this is an inherited Roth IRA within the meaning of Code [SEC]408(d)(3)(C), your beneficiary will be required to receive distributions.

Any applicable charges outlined in the contract will apply to the amount withdrawn to the extent allowed by federal regulation.

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C. PAYMENTS TO YOUR BENEFICIARY(IES). If you die prior to receiving any payments under an irrevocable income payout option, the proceeds of this contract will be segregated into portions as of the day before your death, as indicated on the applicable beneficiary form. Each beneficiary may choose to receive the proceeds as outlined under "1" or "2" below. If your spouse is the sole beneficiary, your spouse may elect to treat the Roth IRA as his or her own. If your surviving spouse makes a contribution to this contract or fails to take required distributions as a beneficiary, this contract will be deemed to be the spouse's Roth IRA.
   1. If your death occurs prior to the start of receiving distributions under an irrevocable income payout option, proceeds will be distributed at least as rapidly as follows:
       a. in a lump sum no later than the end of the 5th year following the year of your death; or
       b. in life expectancy payments (only if there is a designated beneficiary):
          1) for a nonspouse beneficiary, based on the beneficiary's life expectancy, starting with their age in the year following your death and reduced by one (1) annually;
          2) for an inherited Roth IRA benefit that your nonspouse beneficiary completed a direct trustee-to-trustee transfer from your retirement plan into this inherited Roth IRA no later than the end of the year following your death, distributions will be made based on the beneficiary's life expectancy starting with their age in the year following your death, reduced by one annually; or
          3) for your spouse as sole beneficiary, based on your spouse's life expectancy, recalculated annually, starting in the later of:
             i) the end of the year following your death; or
             ii) the year in which you would have attained age 70 1/2.
             If distributions start prior to the required date for i) or ii) above on an irrevocable basis (except for acceleration) under an irrevocable income payout option meeting the requirements of [SEC]1.401(a)(9)-6 of the Income Tax Regulations, then required distributions are considered to commence on the irrevocable income payout option starting date.
       c. If your surviving spouse, as beneficiary, dies prior to required distributions, the remaining interest will be distributed as follows:
          1) by the end of the calendar year following the calendar year of your spouse's death;
          2) over your spouse's designated beneficiary's life expectancy based on the beneficiary's age in the year following the death of your spouse; or
          3) if there is no beneficiary named, in a lump sum no later than the 5(th) year following the year of your spouse's death.
       d. If your surviving spouse, as beneficiary, dies after required distributions to him or her begins, any remaining interest will continue to be distributed under the contract option chosen.
   2. If your death occurs on or after distributions have begun under an irrevocable income payout option, then the distribution of the interest in the Roth IRA must satisfy the requirements of Code [SEC]408(a)(6), as modified by [SEC]408(A)(c)(5), and the regulations thereunder. This means that the entire remaining interest will be distributed at least as rapidly as under the method of distribution being used prior to your death.

If your designated beneficiary holds another IRA received from you, they may take the RMDs from that IRA in accordance with Q&A-9 of [SEC]1.408-8 of the Income Tax Regulations.

The "interest" in the Roth IRA includes the amount of any outstanding rollover, transfer and recharacterization under Q&As-7 and -8 of [SEC]1.408-8 of the Income Tax Regulations and the actuarial value of any other benefits provided under the Roth IRA, such as guaranteed death benefits, if required.

Life expectancy, as referred to above, is determined using the Single Life Table in Q&A-1 of [SEC]1.401(a)(9)-9 of the Income Tax Regulations.

Once payments have commenced over a period certain, the period certain may not be changed even if the period certain is shorter than the maximum permitted. Payments must be made at intervals of no longer than one year.

Notwithstanding any provision of this Roth IRA to the contrary, the distribution of your interest in the Roth IRA will be made in accordance with the requirements of Code [SEC]408(b)(3), as modified by [SEC]408A(c)(5), and the regulations thereunder, the provisions of which are here incorporated by reference.

The required payments to your beneficiary(ies) described above are waived for 2009.

GENERAL PROVISIONS

A. OTHER LIMITATIONS.
   1. No amount of life insurance is provided under this contract.
   2. Commingling of funds of this contract with any other annuity is prohibited.
   3. The only values that may be held under this contract are those for your separate interest.

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   4. Premiums for this contract will not be invested in collectibles.

B. REACTIVATION OF CONTRACT AND TERMINATION. If more than a single premium payment is required and premium payments are interrupted, the contract will be reactivated at any date prior to maturity upon payment of a premium to us. The amount required for reactivation will not be more than $50. We may choose whether to accept future payments or to terminate the contract if:
   1. you have not paid premiums for two full consecutive contract years; and
   2. the paid-up annuity benefit at maturity would be less than $20 per month.

We may terminate the contract by paying to you, in cash, the then present value of the paid-up benefits.

C. ENDORSEMENTS. The contract, including this Roth IRA endorsement, will be amended from time to time as required by changes in the Code, IRS Regulation, or published revenue rulings, and subject to regulatory approval. We will promptly furnish any endorsements required to comply with such changes. When you receive such endorsement, you will have thirty (30) days to contact us to reject the endorsement. If the thirty (30) days elapse without contact, the endorsement is deemed accepted by you. Because this contract is established with the intent to comply with federal regulation, rejection will be deemed a request to remove this endorsement and will result in a taxable event.

D. REPORTING. We are required to report payments from this contract to the IRS and, in some cases, to withhold certain amounts from taxable distributions. We will furnish an annual calendar year report summarizing total contributions and distributions under this contract in that year as may be required by the IRS. We will also furnish information concerning RMDs as is prescribed by the Commissioner of Internal Revenue.

E. DISCLOSURE. We will furnish a disclosure statement describing Roth IRAs when the contract is delivered or endorsed.

F. ENABLING AGREEMENT. By signing the application requesting that the contract be issued as a Roth IRA, you agree to the terms of this section and request that this Roth IRA endorsement be attached to the contract. The matters you agree to and accept responsibility for in the contract (including the application and this Roth IRA endorsement) will not be our responsibility. We will not be liable for any direct or indirect damage or loss as a result of those matters unless such damage or loss is caused by our willful or negligent act or omission in violation of the contract or applicable law. This includes (without limitation) taxes suffered or incurred by you or your beneficiary(ies) when we:
   1. act in accordance with or reliance upon any information furnished by you or your beneficiary(ies); or
   2. are required to act without the benefit of information that you are required to provide under the provisions of the contract or by law.

IF YOU HAVE A QUESTION, COMPLAINT, OR NEED INFORMATION CONCERNING YOUR CONTRACT, CALL 1-800-798-6600.

MEMBERS Life Insurance Company
   A Stock Insurance Company

/s/ Robert N. Trunzo

    President

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